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                                                                       Exhibit 5



                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114


                                 April 5, 2000





Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio 44122

                           Re:      GLIATECH INC. OPTION AGREEMENTS

Ladies and Gentlemen:

We have acted as counsel for Gliatech Inc., a Delaware corporation (the "Registrant"), in connection with the stock option agreements between Registrant and (i) Ronald D. Henriksen, dated as of December 30, 1997 and (ii) John L. Ufheil, dated as of April 1, 1998 (the "Option Agreements"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's common stock, $0.01 par value per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Option Agreements, will be, when issued or transferred and sold in accordance with the Option Agreements, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares of Common Stock to be issued and sold pursuant to the Option Agreements under the Securities Act of 1933.

                                      Very truly yours,



                                      /s/ Jones, Day, Reavis & Pogue


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